EXHIBIT 5.1

Faegre Drinker Biddle & Reath LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

+1 317 569 9600 main

+1 317 569 4800 fax

February 15, 2023

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Ladies and Gentlemen:

We have acted as counsel to Zimmer Biomet Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-263051) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 25, 2022, the base prospectus dated February 25, 2022 constituting a part thereof (the “Base Prospectus”), and the prospectus supplement (the “Prospectus Supplement”) being filed by the Company with the Commission on the date hereof pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the potential resale from time to time by certain selling stockholders (the “Selling Stockholders”), pursuant to Rule 415 under the Securities Act, of up to 1,059,992 shares of common stock, par value $0.01 per share, of the Company (the “Resale Shares”). The Resale Shares were previously issued to the Selling Stockholders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2022, by and among the Company, Bayeux Acquisition Corp., Embody, Inc., and Timothy H. Meyers, solely in his capacity as the Securityholder Representative (as defined in the Merger Agreement).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have reviewed (i) the Restated Certificate of Incorporation of the Company, as amended to the date hereof, (ii) the Restated Bylaws of the Company, as amended to the date hereof, (iii) the Registration Statement, (iv) the Base Prospectus, (v) the Prospectus Supplement, (vi) an executed copy of the Merger Agreement, and (vii) the proceedings taken by the Company in connection with the authorization of the Merger Agreement and the issuance of the Resale Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other records, agreements, instruments, certificates of public officials and representatives of the Company, and documents as we have deemed necessary as a basis for the opinion hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of the opinion hereinafter expressed.

February 15, 2023

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, (f) that the Company received in full the consideration for the Resale Shares set forth in the Merger Agreement and the applicable resolutions of the Board of Directors of the Company approving the issuance of such Resale Shares, and (g) that the issuance of the Resale Shares has been registered in the Company’s share registry.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Resale Shares, and that the Resale Shares have been validly issued and are fully paid and non-assessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinion. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Resale Shares.

We consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner

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